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                                                                       EXHIBIT 1

FOR IMMEDIATE RELEASE

Contacts:
Mano Mahadeva                                       Alvis Swinney
832.601.6128                                        832.601.6174
mano.mahadeva@usoncology.com                        alvis.swinney@usoncology.com

US Oncology, Inc. Completes Private Placement of $175 Million of Senior Subordinated Notes

     HOUSTON, Feb. 1, 2002 - US Oncology, Inc. (Nasdaq: USON) today announced it completed a private placement of $175,000,000 aggregate principal amount of unsecured senior subordinated notes. The notes bear interest at an annual rate of 9.625 percent and mature on Feb. 1, 2012.

     The notes are guaranteed on an unsecured senior subordinated basis by the Company's subsidiaries. The net proceeds of the offering will be used to repay senior debt and for general business purposes.

     UBS Warburg, Wachovia Securities and Deutsche Banc Alex. Brown were the joint lead managers for the private placement of the notes.

     US Oncology, headquartered in Houston, is America's premier cancer care services company. The Company supports the cancer care community by providing oncology pharmaceutical services, cancer center services, and cancer research services. US Oncology is affiliated with over 850 physicians operating in over 450 locations, including 77 outpatient cancer centers, in 27 states.

This press release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," or similar expressions and statements regarding our prospects. All statements concerning expected financial results, the benefits of the service line structure, pro forma financial presentations, and all other statements other than statements of historical fact included in this press release are forward-looking statements. Although the company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Matters that could further impact future results and financial condition include the success of the service line structure, transition of existing practices, expansion into new markets, reimbursement for healthcare services, government regulation and enforcement, continued relationships with pharmaceutical companies and other vendors, increases in the cost of providing cancer treatment services and the operations of the company's affiliated physician groups. Please refer to the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2000 and subsequent SEC filings, for a more extensive discussion of factors that could cause actual results to differ materially from the company's expectations.

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